Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

This Fourth Supplemental Indenture (this “Fourth Supplemental Indenture”), dated as of April 15, 2014, among Viasystems, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture) listed on the signature pages hereto, Viasystems Group, Inc., a Delaware corporation (the “Guaranteeing Parent”) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of April 30, 2012, as amended and supplemented by the First Supplemental Indenture, dated as of May 2, 2012, the Second Supplemental Indenture dated as of June 27, 2012 and the Third Supplemental Indenture dated as of April 9, 2014 (collectively, the “Indenture”), pursuant to which the Company has issued $550,000,000 initial aggregate principal amount of the Company’s 7.875% Senior Secured Notes due 2019 (the “Existing Notes”);

WHEREAS, pursuant to the terms of the Indenture and this Fourth Supplemental Indenture, the Company desires to issue an additional $50,000,000 in aggregate principal amount of its 7.875% Senior Secured Notes due 2019 (the “Additional Notes”) under the Indenture and this Fourth Supplemental Indenture, to be authenticated and delivered as provided in the Indenture and this Fourth Supplemental Indenture;

WHEREAS, Section 9.01(8) of the Indenture provides that the Company, the Guarantors and the Trustee, as applicable, may amend or supplement certain of the provisions of the Indenture without the consent of the Holders to provide for the issuance of the Additional Notes in accordance with the limitations set forth in the Indenture as the date thereof; and

WHEREAS, the execution of this Fourth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture and all acts and requirements necessary to make this Fourth Supplemental Indenture a valid agreement of the Company, the Guarantors and the Trustee in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

ADDITIONAL NOTES

Section 1.01 Additional Notes.

(a) Pursuant to Sections 2.02 and 9.01 of the Indenture, the Company hereby authorizes the issuance of the Additional Notes in the principal amount of $50,000,000.

(b) The Additional Notes will form a single series voting together as one class and ranking equally with the Existing Notes, to which such Additional Notes are substantially identical in all terms and conditions other than with respect to date of issuance and issue price and in the case of any Notes issued under Regulation S during the restricted period, the CUSIP number. All of the Additional Notes issued under the Indenture will, when issued, be subject to and be entitled to the benefit of all of the terms, conditions and provisions of the Indenture and this Fourth Supplemental Indenture.

(c) The Company shall execute and the Trustee shall, pursuant to an Authentication Order, as defined in the Indenture, delivered as of the date hereof, authenticate the Additional Notes in substantially the form included in the Indenture.

ARTICLE 2

MISCELLANEOUS

Section 2.01 Ratification of Indenture.

The Indenture, as supplemented and amended by this Fourth Supplemental Indenture, is ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 2.02 No Recourse Against Others.

No past, present or future director, officer, employee, incorporator, stockholder or agent of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Note Documents or this Fourth Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 2.03 Successors.

All agreements of the Company and the Guarantors in this Fourth Supplemental Indenture, the Indenture, the Notes and the Note Guarantees shall bind their respective successors. All agreements of the Trustee in this Fourth Supplemental Indenture, and in the Indenture shall bind its successor.

Section 2.04 Duplicate Originals.

All parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.05 Severability.

In case one or more of the provisions in this Fourth Supplemental Indenture, in the Indenture, in the Notes or in the Note Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.06 Capitalized Terms.

All capitalized terms contained in this Fourth Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Indenture.

Section 2.07 Section References.

Section references contained in this Fourth Supplemental Indenture are to sections in this Fourth Supplemental Indenture unless the context requires otherwise.

Section 2.08 Headings.

The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Fourth Supplemental Indenture.

Section 2.09 Recitals.

The recitals hereto are statements only of the Company and the Guarantors and shall not be considered statements of or attributable to the Trustee. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 2.10 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FOURTH SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

Viasystems, Inc.

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President, General Counsel and Secretary

Viasystems Corporation, as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President and Secretary

Viasystems Technologies Corp., L.L.C., as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President, General Counsel and Secretary

Viasystems Sales, Inc., as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President and Secretary

Fourth Supplemental Indenture Signature Page

Coretec Building Inc.,
as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President and Secretary

DDi Cleveland Holdings Corp., as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President and Secretary

Trumauga Properties, Ltd., as Guarantor

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President and Secretary

Viasystems Group, Inc., as Guaranteeing Parent

By	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Vice President, General Counsel and Secretary

Fourth Supplemental Indenture Signature Page

Wilmington Trust, National Association,
as Trustee

By	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

Fourth Supplemental Indenture Signature Page